EXHIBIT 99.1

Media Contact: Stevi Wara
Diamond Resorts International®
Tel: 702.823.7069
media@diamondresorts.com

Investor Contact:     Joshua Hochberg
Sloane and Company
Tel: 212.486.9500
jhochberg@sloanepr.com

Diamond Resorts International, Inc. Reports Record Second Quarter 2015 Financial Results

July 29, 2015, Las Vegas, NV - Diamond Resorts International, Inc. (NYSE: DRII) (“Diamond”, “We” or the “Company”), today announced results for the second quarter ended June 30, 2015.

David F. Palmer, President and Chief Executive Officer, stated, “This was another exceptional quarter of record results for the Company. We posted all time record revenue and EBITDA and generated more cash than any other quarter in our history - $72 million in cash before applying a portion to share repurchases, debt reduction, and other strategic investments. Our business continued to benefit from compelling marketing programs evidenced by increased average transaction size and an increased close rate. We are reaffirming our previous guidance for the full year ending December 31, 2015 and anticipate that our results will be towards the top end of the range. Further, our Board of Directors has authorized an additional $100 million for the repurchase of the Company’s common stock under the Company’s stock repurchase program.

In addition, earlier today we announced a sales and management opportunity in connection with a new resort to be built by an affiliate of Och Ziff Real Estate in Kona, Hawaii that we intend to become a part of our high-demand Hawaii Collection. This initiative provides us with an opportunity to add inventory sufficient to support in excess of $400 million of sales in an efficient manner, nicely complementing our inventory recapture program. We are also pleased to have completed earlier today a $170 million securitization with very favorable terms, underscoring the strength of our business and the high quality of our loan portfolio.”

Second Quarter 2015 Highlights

•	Total revenue increased $22.5 million, or 10.8%, to $231.5 million.

•	Net income increased $39.6 million to $36.9 million from the prior year loss of $2.7 million.

•
Pre-tax income, excluding non-cash stock based compensation and a charge related to the loss on extinguishment of debt and the contract renegotiation with Interval International during the period in 2014, increased $21.6 million, or 45.9%, to $68.8 million.

•
We generated $72.6 million in free cash flow prior to spending $13.0 million on share repurchases, $5.9 million in construction expenditures relating to the expansion of our Cabo Azul resort, $4.1 million on reduction of notes payable and $1.5 million capitalizing our Asian joint venture.

•	Cash and Cash Equivalents at June 30, 2015 were $231.2 million which is after repurchasing $90.2 million of our shares through June 30th.

•
Adjusted EBITDA for the period in 2014 included a one-time benefit of $1.8 million related to the renegotiation of our agreement with Interval International. Excluding this benefit in 2014, Adjusted EBITDA increased $8.4 million, or 9.7% to $95.2 million.

•	Earlier today we completed a $170.0 million securitization of consumer receivables at an advance rate of 96.0% and at a weighted average interest rate of 2.76%.

Outlook

For the full year ending December 31, 2015, the Company is reaffirming guidance for its expected operating results. We anticipate for the year ending December 31, 2015 our operating results will be towards the high end of the ranges.

Guidance	Year Ending December 31, 2015
($ in thousands)	Low	High
Pre-tax income	$159,000	$191,000
Corporate interest expense	$28,000	$26,000
Vacation interest cost of sales(a)	$73,000	$63,000
Depreciation and amortization	$38,000	$36,000
Other non-cash items(b)	$47,000	$44,000

For the year ending December 31, 2015, we anticipate capital expenditures(c) to be between $25.0 million and $30.0 million. In addition, we anticipate ordinary course cash expenditures for the acquisition of inventory to be between $50.0 million and $55.0 million, and cash tax payments to be between $17.0 million and $23.0 million.

Consistent with our capital allocation philosophy, we also anticipate investing approximately $27.0 million of our cash in projects expected to generate superior returns, including the build-out of inventory at our Cabo Azul resort (we have spent $7.8 million through June 30, 2015) and other strategic investments. We continue to pursue other opportunities to provide superior returns to our stockholders.

(a)
In accordance with ASC 978, the Company records Vacation Interest Cost of Sales using the relative sales value method (See Note 2 - Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014). This method requires the Company to make a number of projections and estimates, which are subject to significant uncertainty and retroactive adjustment in future periods. These "true-up" adjustments may result, and for the Company have resulted in prior periods, in major swings (both positive and negative) in the Company's pre-tax income computed in accordance with US GAAP that do not have a direct correlation to the operating performance for the periods in which the "true-ups" are made. It is difficult to predict with any degree of precision what the projections and estimates used in connection with the relative sales value method will be and what impact those projections and estimates will have on the amount recorded in future periods as Vacation Interest Cost of Sales. As a result, guidance for Vacation Interest Cost of Sales (and as a result, pre-tax income) covers a wide range of outcomes and does not impact Adjusted EBITDA.

(b)	Other non-cash items include: stock based compensation, amortization of loan origination costs, and amortization of net portfolio discounts and premiums.

(c)
Principally for IT infrastructure and sales center expansion/refurbishment. This does not include expenditures for the acquisition of inventory, or resort-level capital improvements which are paid by the homeowners associations.

Second Quarter Earnings Summary

Hospitality and Management Services
Total management and member services revenue in our Hospitality and Management Services segment increased $2.8 million, or 7.2%, to $42.0 million for the second quarter of 2015 from $39.2 million for the second quarter of 2014. Management fees increased as a result of increases in operating costs at the resort level, which generated higher management fee revenue under our cost-plus management agreements. In addition, effective January 1, 2015, the Company deconsolidated the operations of the two managed resorts in St. Maarten; thus removing those resorts’ revenues and expenses from our consolidated resort operations revenue and expense, respectively, while recognizing the management fee revenue earned in this line item.
Management and member services expense in our Hospitality and Management Services segment increased $2.4 million, or 41.4%, to $8.3 million for the second quarter of 2015 from $5.9 million for the second quarter of 2014. For each of the second quarter of 2015 and 2014, management and member services expense included $0.3 million of non-cash stock-based compensation charges. In April 2014, we renegotiated our contract with Interval International, an exchange company, which relieved us from our obligation to repay the unearned portion of a marketing allowance to Interval International under the original contract, and which resulted in the one-time release of this deferred revenue to the statement of operations and comprehensive income (loss) of $1.8 million as a reduction of exchange company costs for the second quarter of 2014. Excluding the non-cash stock-based compensation charges and the non-cash one-time benefit, management and member services expense as a percentage of management and member services revenue increased slightly.

Excluding these non-cash items, management and member services expense would have been $7.4 million for the second quarter of 2014, and management and member services expense for the second quarter of 2015 would have increased 7.9% from the 2014 quarter. Including these non-cash items, management and member services expense as a percentage of management and member services revenue increased to 19.8% compared to 15.0%.

Vacation Interest Sales and Financing
Vacation Interest sales, net, increased $20.3 million, or 15.6%, to $150.3 million for the second quarter of 2015 from $130.0 million for the second quarter of 2014. The increase in Vacation Interest sales, net, was attributable to a $28.2 million increase in Vacation Interest sales revenue, partially offset by an $8.0 million increase in our provision for uncollectible Vacation Interest sales revenue. The $28.2 million increase in Vacation Interest sales revenue during the second quarter of 2015 compared to the second quarter of 2014 was generated by sales growth on a same-store basis from 51 sales centers primarily attributable to an increase in our volume per guest ("VPG," which represents Vacation Interest sales revenue divided by the number of tours). VPG increased by $596, or 23.7%, to $3,112 from $2,516, as a result of a higher average sales price per transaction and a higher closing percentage (which represents the percentage of VOI sales transactions closed relative to the total number of tours at our sales centers during the period presented). The number of tours decreased to 56,911 from 58,267, due principally to the closure of our Cabo Azul resort sales center as a result of the damage suffered in Hurricane Odile as well as the impact of our decision to change our mix of tours to improve efficiency. We expect sales at Cabo Azul to commence during the fourth quarter. Our VOI sales transactions increased to 8,542 compared to 8,276, and VOI average sales price per transaction increased $3,020, or 17.0%, to $20,733 from $17,713. Our closing percentage increased to 15.0% from 14.2%. The increase in average sales price per transaction and the higher closing percentage (and as a result, higher VPG) are due principally to the continued focus on selling larger point packages and the success of the sales and marketing initiatives implemented in association with this strategy.

Provision for uncollectible Vacation Interest Sales revenue increased $8 million to $20.8 million during the second quarter of 2015 from $12.8 million during the second quarter in 2014. This increase is primarily due to: (i) the change in mix of the overall loans written during the quarter (based on consumer FICO score), and increased sales revenue and percentage of sales financed; and (ii) a slight increase in the percentage of loans in our portfolio more than 90 days past due. The allowance for uncollectible mortgages and contracts receivable as a percentage of gross mortgages and contracts receivable was 22.1% as of June 30, 2015, as compared to 21.8% as of June 30, 2014. The weighted average FICO score of loans written during the second quarter of 2015 and 2014 were 752 and 753, respectively.

Advertising, sales and marketing expense for the second quarter of 2015 and 2014 included non-cash charges of $0.5 million and $0.3 million, respectively, related to stock-based compensation. Excluding these charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue decreased 0.2 percentage points to 49.3% from 49.5%. This improvement was primarily due to improved leverage of fixed costs through increased sales efficiencies and a reduction in cost related to the focus on more efficient tours. Including the non-cash charges, advertising, sales and marketing expense as a percentage of Vacation Interest sales revenue was 49.6% compared to 49.8%.

Vacation Interest cost of sales decreased $8.0 million, or 51.8%, to $7.5 million for the second quarter of 2015 from $15.5 million for the second quarter of 2014. This decrease consisted of a $10.4 million decrease resulting from changes in estimates under the relative sales value method, partially offset by a $2.4 million increase related to the increase in Vacation Interest Sales revenue. The changes under the relative sales value method related to the recovery of a larger pool of low cost inventory, an increase in the average retail sales price and a larger pool of inventory becoming eligible for capitalization in accordance with our inventory recovery agreement. Vacation Interest cost of sales as a percentage of Vacation Interest sales, net decreased to 5.0% from 11.9%.

General and Administrative Expense

General and administrative expense for the second quarter of 2015 of $23.5 million and 2014 of $23.3 million included $3.4 million of non-cash stock-based compensation charges in both periods. Excluding these charges, general and administrative expense as a percentage of total revenue decreased 0.8 percentage point to 8.7% from 9.5%. Including these charges, general and administrative expense as a percentage of total revenue was 10.2% as compared to 11.1%. The reduction of general and administrative expense as a percentage of total revenue reflects the improved leverage of fixed costs over a higher revenue base.

Pre-tax Income and Net Income (Loss)

Pre-tax income for the second quarter of 2015 and 2014 included non-cash charges of $4.4 million and $4.2 million, respectively, related to stock-based compensation. The second quarter in 2014 included a charge of $46.8 million related to the loss on extinguishment of debt and a one-time benefit of $1.8 million related to the contract renegotiation with Interval International. Excluding the amounts discussed above, pre-tax income in 2015 would have been $68.8 million, an increase of $21.6 million from $47.1 million. Including these items, pre-tax income for the second quarter of 2015 was $64.3 million compared to a pre-tax loss of $2.1 million in the second quarter of 2014.

Net income for the second quarter in 2015 and 2014 were inclusive of the non-cash and one-time items discussed above. Net income increased $39.6 million to $36.9 million during the period for 2015 from a net loss of $2.7 million during the period in 2014.

Capital Resources and Liquidity

As of June 30, 2015, the Company had cash and cash equivalents of $231.2 million and corporate indebtedness of $429.0 million. During the second quarter of 2015, the Company had a net increase of $48.2 million in cash and cash equivalents.

During the second quarter of 2015 and 2014, we used cash of $18.1 million and $14.8 million, respectively, for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal, title and trust fees and for the construction of VOI inventory. Of these total cash amounts, $5.9 million and $0.1 million during the three months ended June 30, 2015 and 2014, respectively, were used for the construction of VOI inventory, primarily related to construction of additional units at our Cabo Azul resort.

In addition, we had increases in unsold Vacation Interests, net, that did not have an impact on our working capital during the respective periods. Specifically, we capitalized $18.2 million and $17.5 million during the three months ended June 30, 2015 and 2014, respectively, related to inventory recovery agreements in the U.S., offset by an equal increase in due to related parties, net where cash will be used in future periods to settle these amounts. The Company also transferred $2.5 million and $3.0 million during the three months ended June 30, 2015 and 2014, respectively, from due from related parties, net, to unsold Vacation Interests, net, as a result of our recovery of VOI inventory pursuant to inventory recovery arrangements in Europe; cash was used in prior periods when these amounts were recorded to due from related parties, net. Furthermore, we transferred $0.6 million and $0.4 million from mortgages and contracts receivable, net, to unsold Vacation Interests, net, during the three months ended June 30, 2015 and 2014, respectively, as a result of our recovery of underlying VOI inventory due to loan defaults.

Net cash provided by operating activities for the three months ended June 30, 2015 was $45.6 million and was primarily the result of net income of $36.9 million and non-cash revenues and expenses totaling $50.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $42.2 million which primarily includes increases in mortgages and contracts receivable, unsold vacation interest and deferred revenues, reductions in accrued liabilities, as well as changes in other working capital assets and liabilities. The significant non-cash revenues and expenses included (i) $20.8 million in the provision for uncollectible Vacation Interest sales revenue; (ii) $12.8 million in deferred income taxes; (iii) $8.5 million in depreciation and amortization; (iv) $4.4 million in stock-based compensation expense; (v) $3.1 million in amortization of capitalized loan origination costs and net portfolio discounts; and (vi) $1.4 million in amortization of capitalized financing costs and original issue discounts. Net cash provided by operating activities for the three months ended June 30, 2014 was $19.2 million and was the result of net loss of $2.7 million and non-cash revenues and expenses totaling $74.9 million, partially offset by other changes in operating assets and liabilities that resulted in a net credit of $52.9 million which primarily includes increases in mortgages and contracts receivable, accrued liabilities and deferred revenues, as well as changes in other working capital assets and liabilities.

Net cash used in investing activities for the three months ended June 30, 2015 was $8.3 million, consisting of (i) $6.8 million used to purchase property and equipment, primarily associated with information technology related projects and equipment and renovation projects at certain sales centers; and (ii) a $1.5 million investment in the Joint Venture in Asia. Net cash used in investing activities for the three months ended June 30, 2014 was $3.9 million, which was used to purchase property and equipment.

Net cash provided by financing activities for the three months ended June 30, 2015 was $10.2 million, consisting of (i) $90.3 million in proceeds from the issuance of securitization notes and funding facilities offset by (a) $62.8 million of payments on securitization notes and funding facilities; (b) $13.0 million in repurchases of our common stock; and (c) $4.1 million in repayments on notes payable. During the three months ended June 30, 2014, net cash provided by financing activities was $26.4 million, which consisted of (i) $442.8 million in proceeds from the issuance of the senior credit facility; and (ii) $69.2 million in proceeds from the issuance of securitization notes and funding facilities; offset by (a) $404.7 million in repayments of the senior secured note; (b) $49.3 million of payments on securitization notes and funding facilities; (c) $20.8 million in repayments on notes payable; and (d) $10.7 million in payments of debt issuance cost.

Securitization

Earlier today, the Company completed a securitization involving the issuance of $170.0 million of investment-grade rated securities. The issuance was completed through Diamond Resorts Owner Trust 2015-1 and is comprised of $158.5 million of AA- rated vacation ownership loan backed notes and $11.5 million of A rated vacation ownership loan backed notes. The notes have interest rates of 2.7% and 3.2% respectively, for an overall weighted average interest rate of 2.76%. The advance rate for this transaction was 96.0%.

Business Interruption Insurance Recovery

Earlier this month, the Company received $3.0 million as the first installment from its insurance carrier under its business interruption insurance policy related to lost profits during the period that the Cabo Azul Resort remains closed as a result of the damage suffered in Hurricane Odile in September 2014. This cash receipt will be recorded as other revenue in the Company's condensed consolidated statement of operations for the quarter ending September 30, 2015. The total claim remains under negotiation with the insurance carrier and any further payments will also be recorded as other revenue in the periods in which they are received.

Stock Repurchase Program

In October 2014, we announced a plan to repurchase up to $100.0 million of our common stock. We are announcing today that the Board of Directors of the Company has authorized the expenditure of up to an additional $100 million for the repurchase of the Company’s common stock under the stock repurchase program. During the second quarter, we used cash of $13.0 million to repurchase shares of our common stock. With the new authorization approximately $109.8 million is available under the plan. Any repurchases under the expanded program will be made from time to time in accordance with applicable securities laws in the open market and/or in privately negotiated transactions, and may include repurchases pursuant to Rule 10b5-1 trading plans.

The expanded repurchase program does not obligate the Company to acquire any additional shares of common stock or impose any particular timetable for repurchases, and the program may be suspended or modified at any time at the Company’s discretion. The timing and amount of any stock repurchases will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock, potential alternative uses of cash resources, applicable legal requirements, compliance with the provisions of the Company’s credit agreement, and other factors.

Second Quarter 2015 Earnings Call

The company will be conducting a conference call to discuss the second quarter financial results at 5:00 p.m. Eastern Time on July 29, 2015, available via webcast on the Company's website at http://investors.diamondresorts.com. A webcast replay will become available within 2 hours of the call and will run for approximately one year on the Company’s website. Alternatively, participants may call into (888) 753-4238 from the United States, or (706) 643-3355 from outside the U.S. with conference ID 77782829; please dial in fifteen minutes early to ensure a timely start.

Cautionary Notes Regarding Forward-Looking Statements

This press release contains forward-looking statements, including the guidance for expected operating results presented under “Outlook” above and other statements regarding the Company’s current expectations, prospects and opportunities. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “could,” “forecast,” “believe,” “guidance,” “projection,” “target” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other factors could cause the Company's actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with the Company's affiliates and other third parties, including termination of the Company's hospitality management contracts; the Company's ability to maintain an optimal inventory of vacation ownership interests for sale overall, as well as in specific Collections; the market price of the Company's stock prevailing from time to time; alternative uses of cash and investment opportunities pursued by the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility; the Company's ability to sell, securitize or borrow against its consumer loans; decreased demand from prospective purchasers of Vacation Interests; adverse events or trends in vacation destinations and regions where the resorts in our network are located; changes in the Company's senior management; the Company's ability to comply with regulations applicable to the vacation ownership industry; the effects of the Company's indebtedness and its compliance with the terms thereof; the Company's ability to successfully implement its growth strategy; and the Company's ability to compete effectively. For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The securitization transaction discussed above was completed in reliance upon Rule 144A and Regulation S as a placement of securities not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only. The notes have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities laws.

Additionally, the statements about the Company’s current expectations with respect to potential future repurchases of its common stock are subject to a variety of factors, including, without limitation, future economic, competitive and market conditions; the market price of the Company’s stock prevailing from time to time; alternative uses of cash and the nature of other investment opportunities that may be available to the Company from time to time; the Company’s compliance with the financial and other covenants contained in the credit agreement with respect to the Company’s senior secured credit facility (under which the currently available basket for restricted payments, including purchases under the Company’s stock repurchase program, is approximately $89.3 million); and future business decisions.

About Diamond Resorts International®

Diamond Resorts International® (NYSE: DRII), with its network of more than 330 vacation destinations located in 34 countries throughout the continental United States, Hawaii, Canada, Mexico, the Caribbean, South America, Central America, Europe, Asia, Australasia and Africa, provides guests with choice and flexibility to let them create their dream vacation, whether they are traveling an hour away or around the world. Our relaxing vacations have the power to give guests an increased sense of happiness and satisfaction in their lives, while feeling healthier and more fulfilled in their relationships, by enjoying memorable and meaningful experiences that let them Stay Vacationed.™

Diamond Resorts International® manages vacation ownership resorts and sells vacation ownership points that provide members and owners with Vacations for Life® at over 330 managed and affiliated properties and cruise itineraries.

Reconciliation of GAAP to Non-GAAP Measures

We believe supplementing our consolidated financial statements presented in accordance with U.S. GAAP with non-U.S. GAAP measures provides investors with useful information regarding our liquidity and short-term and long-term trends.

We define Adjusted EBITDA as our net income, plus: (i) corporate interest expense; (ii) provision (benefit) for income taxes; (iii) depreciation and amortization; (iv) Vacation Interest cost of sales; (v) loss on extinguishment of debt; (vi) impairments and other non-cash write-offs; (vii) loss on the disposal of assets; (viii) amortization of loan origination costs; (ix) amortization of net portfolio premiums; and (x) stock-based compensation; less (a) gain on the disposal of assets; (b) gain on bargain purchase from business combination; and (c) amortization of net portfolio discounts. Adjusted EBITDA is a non-U.S. GAAP financial measure and should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP. Additional information regarding our calculation of Adjusted EBITDA is provided below.

We present Adjusted EBITDA primarily because the Senior Credit Facility Agreement includes covenants which are determined by reference to the Adjusted EBITDA of the Company and its “restricted subsidiaries,” and other of our debt-related agreements include covenants that are determined by reference to measures calculated in a manner similar to the calculation of Adjusted EBITDA. As a result, we believe that supplementing our consolidated financial statements presented in accordance with U.S. GAAP with this non-U.S. GAAP measure provides investors with useful information with respect to our liquidity. As of June 30, 2015, all of our subsidiaries were designated as restricted subsidiaries, as defined in the Senior Credit Facility Agreement.

In addition to its application under the Senior Credit Facility Agreement, our management uses Adjusted EBITDA: (i) for planning purposes, including the preparation of our annual operating budget; (ii) to allocate resources to enhance the financial performance of our business; (iii) to evaluate the effectiveness of our business strategies; and (iv) as a factor for determining compensation for certain personnel.

We understand that, although measures similar to Adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, it has limitations as an analytical tool, including:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•	Adjusted EBITDA does not reflect interest expense for our corporate indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced, and Adjusted EBITDA does not reflect any cash requirements for these replacements;

•
we make expenditures to replenish Vacation Interests inventory (principally pursuant to our inventory recovery agreements and in connection with our strategic acquisitions), and Adjusted EBITDA does not reflect our cash requirements for these expenditures or certain costs of carrying such inventory (which are capitalized); and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

In this release, we present Adjusted EBITDA excluding the one-time cash charge related to the contract termination referenced above; because management excludes this charge from its forecasts and evaluation of our operational performance and because we believe that Adjusted EBITDA including this item is not indicative of our core cash flows or operating results.

The following tables present Adjusted EBITDA, excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation reconciled to each of (i) our net cash provided by operating activities and (ii) our net income for the periods presented. These tables further reconcile to free cash flow for the periods presented.

We define Free Cash Flow as our Adjusted EBITDA, less: (i) cash interest paid on corporate indebtedness; (ii) impact of receivables financing; (iii) cash spend for acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases, for capitalized legal and title and trust fees; (iv) cash spend for corporate capital expenditures; and (v) other changes in net working capital. In arriving at free cash flow, we also adjust for certain net changes in working capital.

We believe that free cash flow is an important measure of our operating performance and, more specifically, that our presentation of free cash flow provides useful information regarding our generation of cash from our operations and our ability to execute our business and growth strategies (including potential strategic transactions) from a financial perspective. We also anticipate that free cash flow will be incorporated into the factors used to determine compensation for certain of our employees.

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$45,617	$19,206	$91,395	$52,874
Provision for income taxes	27,459	657	46,984	12,704
Provision for uncollectible Vacation Interest sales revenue(a)	(20,811)	(12,843)	(34,907)	(24,276)
Amortization of capitalized financing costs and original issue discounts(a)	(1,399)	(1,517)	(2,801)	(2,954)
Deferred income taxes(b)	(12,819)	478	(23,266)	(10,782)
(Loss) gain on foreign currency(c)	(100)	4	(198)	(84)
Gain on mortgage purchase(a)	183	334	279	383
Unrealized gain (loss) on derivative instruments(d)	153	3	(105)	(196)
Unrealized loss on post-retirement benefit plan(e)	(43)	(42)	(86)	(85)
Corporate interest expense(f)	7,316	13,827	15,002	27,073
Change in operating assets and liabilities excluding acquisitions(g)	42,155	52,937	63,559	72,405
Vacation Interest cost of sales(h)	7,451	15,462	8,589	28,364
Adjusted EBITDA - Consolidated	95,162	88,506	164,445	155,426
One-time charge related to the contract termination(i)	—	—	7,830	—
One-time benefit related to the contract renegotiation(j)	—	(1,780)	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and one-time benefit related to the contract renegotiation	95,162	86,726	172,275	153,646
Less: One-time charge related to the contract termination(i)	—	—	(7,830)	—
Add: One-time benefit related to the contract renegotiation(j)	—	1,780	—	1,780
Cash interest paid on corporate indebtedness(k)	(6,069)	(19,707)	(12,163)	(42,559)
Impact of receivables financing(l)	(1,827)	(342)	(6,783)	30,229
Cash spending on inventory purchases(m)	(12,207)	(14,759)	(27,743)	(22,672)
Cash spending on corporate capital expenditures(n)	(6,757)	(4,141)	(10,917)	(9,862)
Other changes in working capital, net(o)	4,343	(2,352)	6,810	(18,408)
Free Cash Flow	$72,645	$47,205	$113,649	$92,154

(a)	Represents non-cash charge or gain.

(b)	Represents the deferred income tax liability as a result of the provision for income taxes recorded for the quarter and six months ended June 30, 2015 and 2014.

(c)
Represents net realized (loss) gain on foreign exchange transactions settled at (unfavorable) favorable exchange rates and unrealized net (loss) gain resulting from the (devaluation) appreciation of foreign currency-denominated assets and liabilities.

(d)	Represents the effects of the changes in mark-to-market valuations of derivative assets and liabilities.

(e)	Represents unrealized loss on our post-retirement benefit plan related to a collective labor agreement entered into with the employees of our two resorts in St. Maarten.

(f)
Represents corporate interest expense; does not include interest expense related to non-recourse indebtedness incurred by our special-purpose subsidiaries that is secured by our VOI consumer loans and is included in Adjusted EBITDA.

(g)
Represents the net change in operating assets and liabilities excluding acquisitions, as computed directly from the statements of cash flows. Vacation Interest cost of sales is included in the net changes in unsold Vacation Interests, net, as presented in the statements of cash flows.

(h)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, "Real-estate Time-Sharing Activities," which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(i)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(j)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014.

(k)	Represents cash interest paid on corporate indebtedness.

(l)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, mortgages and contracts receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(m)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(n)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(o)	Represents net changes in other working capital items not specifically mentioned above.

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$36,870	$(2,731)	$62,845	$11,279
Plus: Corporate interest expense(a)	7,316	13,827	15,002	27,073
Provision for income taxes	27,459	657	46,984	12,704
Depreciation and amortization(b)	8,457	8,269	17,097	16,330
Vacation Interest cost of sales(c)	7,451	15,462	8,589	28,364
Loss on extinguishment of debt(d)	—	46,807	—	46,807
Impairments and other non-cash write-offs(b)	7	35	12	42
Loss (gain) on disposal of assets(b)	72	(149)	38	(153)
Amortization of loan origination costs(b)	3,087	2,147	6,129	4,211
Amortization of net portfolio premiums (discount)(b)	21	16	32	(93)
Stock-based compensation(e)	4,422	4,166	7,717	8,862
Adjusted EBITDA - Consolidated	95,162	88,506	164,445	155,426
One-time charge related to the contract termination(f)	—	—	7,830	—
One-time benefit related to the contract renegotiation (g)	—	(1,780)	—	(1,780)
Adjusted EBITDA excluding the one-time charge related to the contract termination and the one-time benefit related to the contract renegotiation	95,162	86,726	172,275	153,646
Less: One-time charge related to the contract termination(f)	—	—	(7,830)	—
Add: One-time benefit related to the contract renegotiation (g)	—	1,780	—	1,780
Cash interest paid on corporate indebtedness(h)	(6,069)	(19,707)	(12,163)	(42,559)
Impact of receivables financing(i)	(1,827)	(342)	(6,783)	30,229
Cash spending on inventory purchases(j)	(12,207)	(14,759)	(27,743)	(22,672)
Cash spending on corporate capital expenditures(k)	(6,757)	(4,141)	(10,917)	(9,862)
Other changes in working capital, net(l)	4,343	(2,352)	6,810	(18,408)
Free Cash Flow	$72,645	$47,205	$113,649	$92,154

(a)	Corporate interest expense does not include interest expense related to non-recourse indebtedness incurred by our special-purpose vehicles that is secured by our VOI consumer loans.

(b)	These items represent non-cash charges/gains.

(c)
We record Vacation Interest cost of sales using the relative sales value method in accordance with ASC 978, which requires us to make significant estimates which are subject to significant uncertainty. In determining the appropriate amount of costs using the relative sales value method, we rely on complex, multi-year financial models that incorporate a variety of estimated inputs. These models are reviewed on a regular basis, and the relevant estimates used in the models are revised based upon historical results and management's new estimates.

(d)
For the three and six months ended June 30, 2014, represents (i) $30.2 million of redemption premium paid on June 9, 2014 in connection with the redemption of the outstanding Senior Secured Notes using proceeds from the term loan portion of the Senior Credit Facility and (ii) $16.6 million of unamortized debt issuance costs and debt discount written off upon the extinguishment of the Senior Secured Notes and certain other indebtedness.

(e)	Represents the non-cash charge related to stock-based compensation expense.

(f)	Represents a one-time cash charge related to the termination of certain contractual relationships with our Chairman, Stephen J. Cloobeck.

(g)	Represents a one-time benefit related to the contract renegotiation with Interval International in April 2014..
(h) Represents cash interest paid on corporate indebtedness.

(i)
Represents the net impact of all receivables-backed financing activities, including securitization and funding facilities collection and reserve cash, mortgages and contracts receivable, provision for uncollectible Vacation Interests sales revenue and proceeds from issuance of securitization notes and funding facilities, net of payments made on securitization notes and funding facilities.

(j)
Represents cash spent on (i) acquisitions of VOI inventory pursuant to inventory recovery agreements and in open market and bulk VOI inventory purchases; and (ii) capitalized legal, title and trust fees.

(k)	Represents cash spent on property and equipment capital expenditure, primarily related to information technology related projects and equipment and renovation projects at certain sales centers.

(l)	Represents net changes in other working capital items not specifically mentioned above.

The following tables present a reconciliation of (i) management and member services expense as reported to management and member services expense after excluding non-cash stock-based compensation and including one-time non-cash benefit related to the contract renegotiation with Interval International; (ii) advertising, sales and marketing expense as reported to advertising, sales and marketing expense after excluding non-cash stock-based compensation; (iii) general and administrative expense as reported to general and administrative expense after excluding non-cash stock-based compensation and the one-time cash charge related to the contract termination referenced above; and (iv) income (loss) before provision for income taxes to income before provision for income taxes after excluding non-cash stock-based compensation, cash and non-cash charges from early extinguishment of debt, the one-time cash charge related to the contract termination and the one-time non-cash benefit related to the contract renegotiation with Interval International. We exclude these non-cash and one-time items because management excludes them from its forecasts and evaluation of our operational performance and because we believe that the U.S. GAAP measures including these items are not indicative of our core operating results.

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Management and member services expenses	$8,316	$5,881	$16,397	$14,828
Less: Stock-based compensation	(345)	(275)	(625)	(964)
Plus: One-time benefit related to the contract renegotiation	—	1,780	—	1,780
Management and member services expenses after excluding stock-based compensation and one-time benefit related to the contract renegotiation	$7,971	$7,386	$15,772	$15,644

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Advertising, sales and marketing expense	$84,878	$71,107	$153,391	$131,882
Stock-based compensation	(547)	(340)	(916)	(1,266)
Advertising, sales and marketing expense after excluding stock-based compensation	$84,331	$70,767	$152,475	$130,616

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
General and administrative expense	$23,531	$23,264	$55,787	$47,456
Stock-based compensation	(3,366)	(3,421)	(5,880)	(6,249)
One-time cash charge related to the contract termination	—	—	(7,830)	—
General and administrative expense after excluding stock-based compensation and one-time cash charge related to the contract termination	$20,165	$19,843	$42,077	$41,207

	($ in thousands)
	(Unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income (loss) before provision for income taxes	$64,329	$(2,074)	$109,829	$23,983
Stock-based compensation	4,422	4,166	7,717	8,862
Non-cash charge related to early extinguishment of debt	—	16,564	—	16,564
One-time cash charge related to early extinguishment of debt	—	30,243	—	30,243
One-time cash charge related to the contract termination	—	—	7,830	—
One-time benefit related to the contract renegotiation	—	(1,780)	—	(1,780)
Income before provision for income taxes after excluding stock-based compensation, non-cash and one-time cash charges related to early extinguishment of debt, one-time cash charge related to the contract termination and a one-time non-cash benefit related to the Interval International contract renegotiation	$68,751	$47,119	$125,376	$77,872

To properly and prudently evaluate our business, we encourage you to review our U.S. GAAP consolidated financial statements included in this press release, and not to rely on any single financial measure to evaluate our business. The non-U.S. GAAP financial measures included in this press release should not be considered in isolation, or as an alternative to net cash provided by operating activities or any other measure of liquidity, or as an alternative to net income, operating income or any other measure of financial performance, in any such case calculated and presented in accordance with U.S. GAAP.

Segment Reporting

The Company presents its results of operations in two segments: (i) Hospitality and Management Services, which includes operations related to the management of resort properties and the Diamond Collections, revenue from its operations of the Clubs and the provision of other services; and (ii) Vacation Interest Sales and Financing, which includes operations relating to the marketing and sales of Vacation Interests, as well as the consumer financing activities related to such sales. While certain line items reflected on the statement of operations and comprehensive income fall completely into one of these business segments, other line items relate to revenues or expenses which are applicable to more than one segment. For line items that are applicable to more than one segment, revenues or expenses are allocated by management, which involves significant estimates. Certain expense items (principally corporate interest expense and depreciation and amortization) are not, in management's view, allocable to either of these business segments as they apply to the entire Company. In addition, general and administrative expenses are not allocated to either of these business segments because, historically, management has not allocated these expenses for purposes of evaluating the Company's different operational divisions. Accordingly, these expenses are presented under Corporate and Other.

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Quarters Ended June 30, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended June 30, 2015				Quarter Ended June 30, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$42,039	$—	$—	$42,039	$39,219	$—	$—	$39,219
Consolidated resort operations	4,125	—	—	4,125	9,621	—	—	9,621
Vacation Interest sales, net of provision of $0, $20,811, $0, $20,811, $0, $12,843, $0 and $12,843, respectively	—	150,281	—	150,281	—	130,005	—	130,005
Interest	—	18,420	379	18,799	—	15,759	447	16,206
Other	2,411	13,847	—	16,258	3,173	10,790	—	13,963
Total revenues	48,575	182,548	379	231,502	52,013	156,554	447	209,014
Costs and Expenses:
Management and member services	8,316	—	—	8,316	5,881	—	—	5,881
Consolidated resort operations	4,048	—	—	4,048	8,675	—	—	8,675
Vacation Interest cost of sales	—	7,451	—	7,451	—	15,462	—	15,462
Advertising, sales and marketing	—	84,878	—	84,878	—	71,107	—	71,107
Vacation Interest carrying cost, net	—	9,373	—	9,373	—	6,729	—	6,729
Loan portfolio	326	1,855	—	2,181	268	2,091	—	2,359
Other operating	—	7,338	—	7,338	—	5,266	—	5,266
General and administrative	—	—	23,531	23,531	—	—	23,264	23,264
Depreciation and amortization	—	—	8,457	8,457	—	—	8,269	8,269
Interest expense	—	4,205	7,316	11,521	—	3,556	13,827	17,383
Loss on extinguishment of debt	—	—	—	—	—	—	46,807	46,807
Impairments and other write-offs	—	—	7	7	—	—	35	35
Loss (gain) on disposal of assets	—	—	72	72	—	—	(149)	(149)
Total costs and expenses	12,690	115,100	39,383	167,173	14,824	104,211	92,053	211,088
Income (loss) before provision for income taxes	35,885	67,448	(39,004)	64,329	37,189	52,343	(91,606)	(2,074)
Provision for income taxes	—	—	27,459	27,459	—	—	657	657
Net income (loss)	$35,885	$67,448	$(66,463)	$36,870	$37,189	$52,343	$(92,263)	$(2,731)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS BY BUSINESS SEGMENT
For the Six Months Ended June 30, 2015 and 2014
(In thousands)
(Unaudited)

	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total	Hospitality and Management Services	Vacation Interest Sales and Financing	Corporate and Other	Total

Revenues:
Management and member services	$82,678	$—	$—	$82,678	$77,443	$—	$—	$77,443
Consolidated resort operations	7,334	—	—	7,334	18,344	—	—	18,344
Vacation Interest sales, net of provision of $0, $34,907, $0, $34,907, $0, $24,276, $0 and $24,276, respectively	—	272,847	—	272,847	—	235,902	—	235,902
Interest	—	36,836	765	37,601	—	31,016	864	31,880
Other	4,305	24,257	—	28,562	5,334	21,336	—	26,670
Total revenues	94,317	333,940	765	429,022	101,121	288,254	864	390,239
Costs and Expenses:
Management and member services	16,397	—	—	16,397	14,828	—	—	14,828
Consolidated resort operations	7,749	—	—	7,749	16,446	—	—	16,446
Vacation Interest cost of sales	—	8,589	—	8,589	—	28,364	—	28,364
Advertising, sales and marketing	—	153,391	—	153,391	—	131,882	—	131,882
Vacation Interest carrying cost, net	—	19,741	—	19,741	—	14,604	—	14,604
Loan portfolio	660	4,258	—	4,918	510	4,339	—	4,849
Other operating	—	12,349	—	12,349	—	10,803	—	10,803
General and administrative	—	—	55,787	55,787	—	—	47,456	47,456
Depreciation and amortization	—	—	17,097	17,097	—	—	16,330	16,330
Interest expense	—	8,123	15,002	23,125	—	6,925	27,073	33,998
Loss on extinguishment of debt	—	—	—	—	—	—	46,807	46,807
Impairments and other write-offs	—	—	12	12	—	—	42	42
Loss (gain) on disposal of assets	—	—	38	38	—	—	(153)	(153)
Total costs and expenses	24,806	206,451	87,936	319,193	31,784	196,917	137,555	366,256
Income (loss) before provision for income taxes	69,511	127,489	(87,171)	109,829	69,337	91,337	(136,691)	23,983
Provision for income taxes	—	—	46,984	46,984	—	—	12,704	12,704
Net income (loss)	$69,511	$127,489	$(134,155)	$62,845	$69,337	$91,337	$(149,395)	$11,279

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2015 and December 31, 2014
(In thousands, except share data)

	June 30, 2015 (Unaudited)	December 31, 2014 (Audited)
Assets:
Cash and cash equivalents	$231,246	$242,486
Cash in escrow and restricted cash	90,413	80,914
Mortgages and contracts receivable, net of allowance of $145,830 and $130,639, respectively	535,345	498,662
Due from related parties, net	38,452	51,651
Other receivables, net	28,194	59,821
Income tax receivable	772	467
Deferred tax asset	336	423
Prepaid expenses and other assets, net	150,529	86,439
Unsold Vacation Interests, net	318,003	262,172
Property and equipment, net	73,474	70,871
Assets held for sale	1,386	14,452
Goodwill	30,642	30,632
Intangible assets, net	178,301	178,786
Total assets	$1,677,093	$1,577,776

Liabilities and Stockholder's Equity:
Accounts payable	$23,951	$14,084
Due to related parties, net	95,937	34,768
Accrued liabilities	154,601	134,680
Income taxes payable	22	108
Deferred income taxes	70,590	47,250
Deferred revenues	93,733	124,997
Senior Credit Facility, net of unamortized original issue discount of $1,908 and $2,055, respectively	422,758	440,720
Securitization notes and Funding Facilities, net of unamortized original issue discount of $127 and $156, respectively	536,450	509,208
Derivative liabilities	81	—
Notes payable	6,255	4,612
Total liabilities	1,404,378	1,310,427

Stockholders' equity:
Common stock $0.01 par value per share; authorized - 250,000,000 shares, issued - 73,501,912 and 75,732,088 shares, respectively	735	757
Preferred stock $0.01 par value per share; authorized 5,000,000 shares	—	—
Additional paid in capital	423,271	482,732
Accumulated deficit	(117,657)	(180,502)
Accumulated other comprehensive loss	(20,649)	(19,561)
Subtotal	285,700	283,426
Less: Treasury stock at cost; 399,810 and 642,900 shares, respectively	(12,985)	(16,077)
Total stockholders' equity	272,715	267,349
Total liabilities and stockholders' equity	$1,677,093	$1,577,776

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Quarters and Six Months ended June 30, 2015 and 2014
(In thousands)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Activities:
Net income (loss)	$36,870	$(2,731)	$62,845	$11,279
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for uncollectible Vacation Interest sales revenue	20,811	12,843	34,907	24,276
Amortization of capitalized financing costs and original issue discounts	1,399	1,517	2,801	2,954
Amortization of capitalized loan origination costs and net portfolio discount	3,108	2,163	6,161	4,118
Depreciation and amortization	8,457	8,269	17,097	16,330
Stock-based compensation	4,422	4,166	7,717	8,862
Loss on extinguishment of debt	—	46,807	—	46,807
Impairments and other write-offs	7	35	12	42
Loss (gain) on disposal of assets	72	(149)	38	(153)
Deferred income taxes	12,819	(478)	23,266	10,782
Loss (gain) on foreign currency exchange	100	(4)	198	84
Gain on mortgage repurchase	(183)	(334)	(279)	(383)
Unrealized (gain) loss on derivative instrument	(153)	(3)	105	196
Unrealized loss on post-retirement benefit plan	43	42	86	85
Changes in operating assets and liabilities excluding acquisitions:
Mortgages and contracts receivable	(50,009)	(32,246)	(77,427)	(51,361)
Due from related parties, net	24,290	2,834	19,561	11,107
Other receivables, net	8,821	4,634	31,731	18,233
Prepaid expenses and other assets, net	20,184	11,272	(53,603)	(69,375)
Unsold Vacation Interests, net	(31,614)	(2,995)	(42,529)	1,828
Accounts payable	5,327	696	9,724	448
Due to related parties, net	(13,211)	(10,286)	61,701	42,429
Accrued liabilities	11,883	(9,772)	19,130	(23,710)
Income taxes receivable/payable	(398)	(96)	(391)	477
Deferred revenues	(17,428)	(16,978)	(31,456)	(2,481)
Net cash provided by operating activities	45,617	19,206	91,395	52,874

Investing activities:
Property and equipment capital expenditures	(6,757)	(4,141)	(10,917)	(9,862)
Purchase of intangible assets	—	—	(8,993)	—
Investment in joint venture in Asia	(1,500)	—	(1,500)	—
Cash paid upon deconsolidation of St. Maarten HOAs	—	—	—	—
Proceeds from sale of assets	2	264	238	264
Net cash used in investing activities	$(8,255)	$(3,877)	$(21,172)	$(9,598)

DIAMOND RESORTS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued
For the Quarters and Six Months ended June 30, 2015 and 2014
(Unaudited)
(In thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Financing activities:
Changes in cash in escrow and restricted cash	$(284)	$(20)	$(9,505)	$14,617
Proceeds from issuance of Senior Credit Facility	—	442,775	—	442,775
Proceeds from issuance of securitization notes and Funding Facilities	90,284	69,189	153,490	115,098
Proceeds from issuance of notes payable	—	—	—	1,113
Payments on Senior Credit Facility	—	—	(18,109)	—
Payments on senior secured notes, including redemption premium	—	(404,683)	—	(404,683)
Payments on securitization notes and Funding Facilities	(62,830)	(49,339)	(126,276)	(94,473)
Payments on notes payable	(4,109)	(20,806)	(6,849)	(25,833)
Adjustment (payment) of debt issuance costs	18	(10,739)	(2,350)	(10,669)
Excess tax benefits from stock-based compensation	—	—	375	—
Common stock repurchases under the share repurchase program	(12,985)	—	(74,126)	—
Proceeds from exercise of stock options	389	63	2,205	299
Payments for derivative instrument	(316)	—	(316)	—
Net cash provided by (used in) financing activities	10,167	26,440	(81,461)	38,244

Net increase (decrease) in cash and cash equivalents	47,529	41,769	(11,238)	81,520
Effect of changes in exchange rates on cash and cash equivalents	624	337	(2)	417
Cash and cash equivalents, beginning of period	183,093	75,776	242,486	35,945
Cash and cash equivalents, end of period	$231,246	$117,882	$231,246	$117,882

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash interest paid on corporate indebtedness	$6,069	$19,707	$12,163	$42,559
Cash interest paid on securitization notes and Funding Facilities	$4,195	$3,588	$8,092	$6,999
Cash paid for taxes, net of cash tax refunds	$475	$1,022	$486	$1,240
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Insurance premiums financed through issuance of notes payable	$—	$—	$8,492	$6,173
Unsold Vacation Interests, net reclassified to property and equipment	$—	$5,616	$—	$5,616
Assets held for sale reclassified to unsold Vacation Interests	$—	$—	$12,982	$—
Unsold Vacation Interests reclassified to assets held for sale	$177	$—	$—	$—
Information technology software and support financed through issuance of notes payable	$—	$472	$—	$472